Exhibit 99.1

Investor Update - September 2, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex) and cash flow from operations. Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.

In the six weeks since we published our Q3 expectations, our bookings trends have deteriorated moderately as COVID case counts have increased. The setbacks in demand are not unique to any single geography. As a result, we have revised our guidance ranges. We now expect cash flow from operations toward the lower end of our previously disclosed range due to the above-mentioned slowing in forward bookings. While August and September performance is not expected to be as strong as that of July, we continue to expect to deliver positive pretax margins for the third quarter.

The table below provides our expectations for the third quarter.

	Q3 Expectation(a)	Previous Q3 Expectation(d)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~17% - 18%	Down ~17% - 20%
Revenue passengers % change versus 2019(a)	Down ~21% to 23%	Down ~15% to 18%
Passenger load factor	~79% to 81%	~82% to 85%
Total revenue % change versus 2019(a)	Down 19% to 21%	Down 17% to 20%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~11% to 12%	Up ~10% to 12%
Cash flow from operations(c)	~$0 million to $50 million	~$0 million to $100 million
Economic fuel cost per gallon	~$1.98	~$1.95 - $2.00
Non-operating expense	~$13 to $15 million	~$15 to $20 million
Adjusted Tax Rate	~24% to 25%	~24% to 25%
(a)Due to the unusual nature of 2020, all comparisons are versus the third quarter of 2019.
(b)Capacity guidance excludes the impacts of close-in cancels that could occur as we monitor demand throughout the period.
(c)Metric represents our GAAP cash flow, exclusive of any federal income tax payments, refunds, or voluntary pension contributions.
(d)See investor update filed July 22, 2021.

Fleet Update
We continue to expect to return to 100% of 2019 capacity by summer of 2022. After that time, we expect to return to growth rates that are similar pre-pandemic levels. To accelerate the timing of that growth, we recently announced the early exercise of 12 options for Boeing 737-9 option aircraft with deliveries in 2023 and 2024. In conjunction with this transaction, Alaska also added 25 options to backfill those exercised in 2021.

The following table summarizes our anticipated fleet count by year, including the deliveries summarized above:

	Actual Fleet	Anticipated Fleet Activity(a)
Aircraft	June 30, 2021	2021 Additions	2021 Removals	Dec 31, 2021	2022 Changes	Dec 31, 2022	2023 Changes	Dec 31, 2023
B737 Freighters	3	—	—	3	—	3	—	3
B737-700	11	—	—	11	—	11	—	11
B737-800	61	—	—	61	—	61	—	61
B737-900	12	—	—	12	—	12	—	12
B737-900ER	79	—	—	79	—	79	—	79
B737-9 MAX	5	7	—	12	31	43	32	75
A320(b)	21	7	(1)	27	(3)	24	(24)	—
A321neo	10	—	—	10	—	10	—	10
Total Mainline Fleet	202	14	(1)	215	28	243	8	251
Q400 operated by Horizon(c)	32	—	—	32	—	32	—	32
E175 operated by Horizon(c)	30	—	—	30	5	35	4	39
E175 operated by third party(c)	32	—	—	32	8	40	—	40
Total Regional Fleet	94	—	—	94	13	107	4	111
Total	296	14	(1)	309	41	350	12	362
(a)Anticipated fleet activity reflects intended early retirement and extensions or replacement of certain leases, not all of which have been contracted yet.
(b)Actual fleet at June 30, 2021, excluding Airbus aircraft permanently parked in response to COVID-19 capacity reductions. We have announced plans to return 12 of these to operating service, seven of which are planned for 2021 and five for 2022.
(c)Aircraft are either owned or leased by Horizon or operated under capacity purchase agreement with a third party.

Capital Expenditures Forecast
The below table summarizes estimated capital expenditures, including aircraft and non-aircraft spend, for 2021 and 2022. Payments for those aircraft discussed above are not expected to impact capital expenditures in 2021 or 2022.

	2021	2022
Expected Capital Expenditures	$225 - $250 million	$1.5 - $1.6 billion

Firm orders and option exercises beyond 2021 are expected to be financed primarily through operating cash flows and long-term debt.